Exhibit 99.1

PEPPERBALL TECHNOLOGIES ANNOUNCES LITIGATION VICTORY WITH JURY’S DECISION

Jury Verdict in Three Hours Ends Plaintiffs’ Securities Case

SAN DIEGO, CA. – December 20, 2010 – PepperBall Technologies, Inc., (OTC: PBAL.PK), a leader in less lethal technologies with an established history of selling to law enforcement, military, and private security, today announced that the securities fraud case in Los Angeles State court against PepperBall and Greg Pusey, a Board member, has concluded with a jury finding of no false statements of any kind and no qualifications to their verdict in favor of defendants.  The trial which lasted approximately six weeks concluded with an outcome in approximately three hours of deliberation by the jury panel.  Defendants were represented by Jim Brosnahan of Morrison Foerster.

“The favorable resolution of this matter is very gratifying and will allow Pepperball to now focus all its attention on running its business and growing its sales, including sales of the HotShot™ Personal Defense System,” said John Stiska, PepperBall Chief Executive officer.

About PepperBall Technologies

PepperBall Technologies, Inc. develops, manufactures and distributes the PepperBall brand line of less-lethal solutions for governmental, military, corrections, private security, bail enforcement, law enforcement agencies and consumers.  Products include a full line of system launchers and projectiles for a variety of less-lethal applications.  PepperBall’s thousands of users include the Federal Bureau of Prisons, the United States Border Patrol, police and sheriff departments in major United States cities, as well as private entities, security services and bail enforcement agencies around the world.   For more information on PepperBall Technologies, Inc., visit www.pepperball.com.

Forward-Looking Statements
This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company and may not materialize, including, without limitation, the company’s history of losses, the company’s need to raise additional working capital, the efficacy of the company's products and services, the company's ability to secure its ownership of, right to use and protect its intellectual property and proprietary technology and the company's ability to complete development of, launch and achieve acceptable levels of sales and margins for its products and services. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors. Furthermore, the company does not intend (and is not obligated) to update publicly any forward-looking statements, except as required by law. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the company's filings with the SEC, including its Risk Factors.

Contact:	John Stiska, Chief Executive Officer PepperBall Technologies, Inc. 858.638.0236

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PepperBall is a trademark of PepperBall Technologies, Inc. All rights reserved.